EXHIBIT 99.1

Heron Therapeutics Appoints Robert E. Hoffman as Chief Financial Officer and Senior Vice President, Finance

SAN DIEGO, Calif.— (BUSINESS WIRE) – April 24, 2017— Heron Therapeutics, Inc. (NASDAQ: HRTX), a commercial-stage biotechnology company focused on developing novel best-in-class treatments to address some of the biggest unmet patient needs, announced today the appointment of Robert E. Hoffman as Chief Financial Officer and Senior Vice President, Finance.

“We are excited to welcome Robert to the Heron team, as he brings over twenty years of corporate finance, operational and industry experience to the table,” said Barry D. Quart, Pharm.D., Chief Executive Officer of Heron. “Robert’s financial expertise will be critical to Heron as we continue to grow as a commercial-stage company and move our pain management and cancer franchises forward.”

“I am very excited to join Heron at this time of growth and progress,” said Mr.
Hoffman. “The company is incredibly innovative in its approach and commitment to delivering products with best-in-class therapeutic potential, and I look forward to contributing to its continued success.”

Prior to joining Heron, Mr. Hoffman served as Executive Vice President and Chief Financial Officer of Innovus Pharmaceuticals, Inc., a biopharmaceutical company, since September 2016. Prior to Innovus Pharmaceuticals, Inc., Mr. Hoffman was Chief Financial Officer of AnaptysBio, Inc., a biopharmaceutical company, from July 2015 until September 2016. He was part of the founding management team of Arena Pharmaceuticals, Inc. in 1997, a biopharmaceutical company, ultimately serving as Senior Vice President, Finance and Chief Financial Officer until March 2011, and then again from August 2011 until July 2015. From March 2011 to August 2011, he served as Chief Financial Officer for Polaris Group, a biopharmaceutical company. Mr. Hoffman is a member of the board of directors of CombiMatrix Corporation, a molecular diagnostics company, Kura Oncology, Inc., a biopharmaceutical company, and MabVax Therapeutics Holdings, Inc., a biopharmaceutical company. He also is a member of the Financial Accounting Standards Board’s Small Business Advisory Committee and is a member of the steering committee of the Association of Bioscience Financial Officers. Mr. Hoffman received his B.B.A. from St. Bonaventure University, and is licensed as a C.P.A. (inactive) in the State of California.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing best-in-class medicines that address major unmet medical needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from cancer or pain. For more information, visit www.herontx.com.

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, those risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

David Szekeres
Senior VP, General Counsel, Business Development and Corporate Secretary
dszekeres@herontx.com
858-251-4447

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